UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 27, 2012

Corinthian Colleges, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 427-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

Under the Higher Education Act, as amended, private sector schools are eligible to participate in Title IV programs if their educational programs lead to "gainful employment in a recognized occupation." On June 13, 2011, the Department of Education ("ED") issued final regulations related to gainful employment ("GE") which become effective on July 1, 2012. The new GE regulation sets out certain quantitative requirements for programs offered by private sector institutions, such as ours, to maintain access to Title IV program funds. If any programs of study fail to satisfy the GE requirements for three out of four federal fiscal years, that program would be deemed ineligible for Title IV program funds. Students would be unable to obtain financial aid under the Title IV Program to help pay their education costs associated with attending ineligible programs of study. Under the GE regulation, a program of study will satisfy the GE requirements only if it meets one of the following three metrics:

• At least 35% of the program’s former students are repaying their loans, as calculated by ED; or

• The estimated annual loan payment of the median graduate does not exceed 12 percent of his or her total earnings; or

• The estimated annual loan payment of the median graduate does not exceed 30 percent of his or her discretionary income.

On June 21, 2012 ED released preliminary GE data to private sector institutions for the federal fiscal year ended September 30, 2011. The data release is for informational purposes only and is meant to give institutions time to make needed changes and improvements before enforcement of the regulation begins in the fall of 2012. No program would lose eligibility for the Title IV Program before 2015.

Corinthian Colleges, Inc. (the "Company," "we," "us" or words to similar effect) received informational GE data from ED related to 652 of our instructional programs. The data included annual loan repayment rates and debt-to-income ratios (as described above) for the 2007-2008 cohort of former students and graduates. Based on our preliminary review of the data, we have determined that:

• 93% of the Company’s programs comply with the GE regulation for the time period measured. During this same period, these programs accounted for 95% of our graduates.

• Out of 652 instructional programs, 44 did not meet the GE standards for the measurement period. Of the 44 programs, the Company has either taught out or is in the process of teaching out 13 programs.

• Another 21 of the 44 programs could potentially comply with the GE regulation using Bureau of Labor Statistics data, an option made available to institutions during the first three years the GE regulation is effective. The preliminary data provided by ED uses Social Security Administration data to determine the incomes of program graduates.

• The 44 programs that did not pass the GE test are spread across 15 of our 49 OPEIDs (44 OPEIDs remain in continuing operations).

• As anticipated, our diploma-level programs had higher pass rates under the GE rule than did our associate or bachelor’s degree programs. The informational data ED provided indicated that 99% of diploma programs passed, while 82% of Associate degrees passed and 74% of Bachelor’s degrees passed.

On June 26, 2012 ED made GE informational data available to the public (ED made data available to schools on June 21, 2012). That public data set included 488 of our programs, but failed to include another 164 programs. Our analysis indicates that all of the programs excluded from the public data released by ED on June 26 passed the GE metrics. We have been unable to determine why ED failed to release data for the additional 164 programs.

The Company has until 2015 before the GE rule could restrict access to student aid for any of our programs. However, the GE regulation could ultimately render some of our programs ineligible for Title IV funding to the extent they do not meet its requirements. We continue to believe that the GE rule is an unwise, unduly onerous, and complicated regulation that does not accurately measure the value of the education services we provide to students. Further, the GE rule puts continuing eligibility of educational programs at risk due to factors beyond an institution’s control, such as changes in the income level of persons employed in specific occupations or sectors, changes in student mix to poorer students who are eligible for higher amounts of student loans, changes in student loan delinquency rates, and other factors. We will continue to make our views about GE known to Congress and educational policymakers.

A more detailed discussion of the GE rule and the risk factors associated therewith can be found in the Company’s Form 10-K for the fiscal year ended June 30, 2011.

Certain statements in this Report on Form 8-K may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those pertaining to risks related to the Company’s future eligibility to participate in the Title IV student aid program. Many factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including risks associated with the uncertain success in the Company’s efforts to adjust its programs before the GE regulations could restrict access to student aid; possible changes in general macroeconomic and market conditions (including unemployment); and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. If any of the Company’s institutions, depending on its size, were to lose eligibility to participate in federal student financial aid programs because of the GE regulations, it could have a material adverse effect on the Company’s business. The historical results achieved are not necessarily indicative of future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corinthian Colleges, Inc.

June 27, 2012	By:	Jack Massimino

Name: Jack Massimino
Title: Chief Executive Officer